Exhibit 10.73

March 27, 2020

Via E-Mail

Meadows Landmark, LLC

c/o Onyx Equities

900 Route 9 North

Woodbridge, New Jersey 07095

Attention: John H. Roeser and Samuel Giordano, CFO

Re:	Lease between Meadows Landmark, LLC and Interpace Biosciences, LLC - 201 Meadows Office Complex, 201 Rt. 17, North Rutherford, NJ

Dear Mr. Roeser and Mr. Giordano:

Pursuant to its obligations as set forth in Section 7 of the First Amendment to the Lease between Meadows Landmark, LLC (“MOLLC”) and Interpace BioPharma, Inc. (“Interpace” or “Tenant”), the assignee in interest of Cancer Genetics, Inc. (hereafter, the “First Amendment”), Interpace hereby provides Tenant’s Termination Notice to MOLLC, as required in Section 7 of the First Amendment. As agreed, in light of the coronavirus-related emergency restrictions, Interpace is providing this notice via an electronic communication instead of overnight or hand delivery, as set forth in the Notice provision (Section 26(f)) of the Office Lease Agreement dated October 9, 2007 (Lease Agreement).

Interpace desires to exercise its Termination Option, as set forth in Section 7 of the First Amendment, and terminate the Lease Agreement, as subsequently amended, effective as of the Early Termination Date, March 21, 2021. An electronic wire fund transfer for the Termination Fee set forth in Section 7 of the First Amendment, $188,185.38, has been effectuated.

Should you have any questions, please contact me. Also, kindly acknowledge receipt by writing to me at the following e-mail address: fknechtel@interpace.com

Regards,

Fred Knechtel
Chief Financial Officer

Morris Corporate Center 1, Building A | 300 Interpace Parkway | Parsippany, NJ 07054